Exhibit 10.4

January 22, 2014

Jeffrey Hessekiel
585 Pullman Road
Hillsborough, CA 94010

Dear Jeffrey:

We are proud to invite you to join our team.

Our offer of employment is to join Exelixis, Inc. Your title will be that of Executive Vice President & General Counsel, in our Legal Services department reporting to Michael Morrissey, President & Chief Executive Officer in our Executive Administration department. Other terms of employment include:

Compensation: Your base salary will be seventeen thousand three hundred seven dollars and seventy cents ($17,307.70) per pay period. We are on a bi-weekly pay schedule. This equates to a base compensation of four hundred fifty thousand dollars and twenty cents ($450,000.20) on an annual basis. This is an exempt position.

Equity: As an inducement that we understand is material to your entering into employment with Exelixis, you will be eligible to elect to receive an award (referred to as the “Equity Award”) for shares of the Company’s common stock under the Exelixis, Inc. 2011 Equity Incentive Plan (referred to as the “2011 Plan”) in the form of either (i) a stock option to purchase two hundred thirty thousand (230,000) shares of Exelixis common stock pursuant to the 2011 Plan and subject to approval by the Board of Directors (referred to as “Alternative 1”); or (ii) a stock option to purchase one hundred seventy two thousand five hundred (172,500) shares of Exelixis common stock pursuant to the 2011 Plan and subject to approval by the Board of Directors, and a restricted stock unit (RSU) award for nineteen thousand one hundred sixty six (19,166) shares of Exelixis common stock pursuant to the 2011 Plan and subject to approval by the Board of Directors (referred to as “Alternative 2”).

The standard vesting schedule for our stock options is ¼ following the one year anniversary of your Start Date and 1/48th of the original number of shares subject to the stock option every month thereafter over a total of four years, provided that vesting ceases upon termination of your continuous service within the meaning of the 2011 Plan.  The standard vesting schedule for our RSU awards is ¼ on the first established RSU vesting date following the one year anniversary of your Start Date and 1/4th of the original number of shares subject to the RSU award every year thereafter over a total of four years until fully-vested, provided that vesting ceases upon termination of your continuous service within the meaning of the 2011 Plan.  The grant date for your Equity Award will be your Start Date (the Start Date is also the date that the exercise price for your stock option will be established under the 2011 Plan).

Please select the form in which you prefer to receive the Equity Award by selecting one of the alternatives below at the time you accept this offer of employment by returning the signed copies of this letter as provided below:

I hereby prefer to receive the Equity Award as follows (select one):

☒           Alternative 1; or
☐           Alternative 2

Jeffrey Hessekiel
January 22, 2014
Page Two

By signing and returning this letter as provided below, you acknowledge that you understand that, after 5:00p.m., Pacific Time on the last business day prior to your Start Date, you may not withdraw or change your designated Equity Award preference.

Benefits: All full-time employees of Exelixis, Inc. enjoy a generous benefits package, which is outlined on the attached Summary of Benefits.

Performance Review: Focal reviews will take place annually. If eligible for a performance review increase, the merit increase will typically be effective in March.

Bonus Target: You will be eligible for a bonus target of 45%.

Start Date: TBD

Confidentiality and Company Policies: As you are aware, it is very important for us to protect our confidential information and proprietary material. Therefore, as a condition of employment, you will need to sign the attached Confidential Disclosure Agreement. You will also be required to abide by the Company’s policies and procedures, including the Code of Business Conduct and Ethics.

Reference Verification: This offer is contingent upon verification of your references.

Background Check: This offer is contingent upon successfully passing your background check.

Other: This offer expires on Tuesday, January 28, 2014 unless accepted by you prior to this date. In addition to performing the duties and responsibilities of your position, you will be expected to perform other duties and responsibilities that may be assigned to you from time to time. No provision of this letter shall be construed to create or express an implied employment contract for a specific period of time. Either you or the Company may terminate this employment relationship at any time, with or without cause. This letter shall be governed by the laws of the State of California. Also, by signing this letter, you are indicating that you are legally authorized to work in the U.S.

Employment Authorization: Our offer of employment is at will and contingent upon your ability to document your employment authorization in the United States. If you are unable to document your right to work within the United States within three days of your date of hire, your employment will be terminated.

You may accept this offer of employment by signing both copies of this letter and Proprietary Information and Invention Agreements and returning one of each in the envelope provided to Tanya Vallecillo, Human Resources Specialist, 210 East Grand Avenue, South San Francisco, CA 94080.

Jeffrey, we look forward to your coming on board.

Sincerely,

/s/LAURA DILLARD

Laura Dillard
Vice President, Human Resources

Jeffrey Hessekiel
January 22, 2014
Page Three

ACCEPTED BY:

/s/ JEFFREY HESSEKIEL	2/10/14
Jeffrey Hessekiel	Date

Enclosures:

Benefit Summary
Confidentiality Agreement
DE-4 (optional)
Direct Deposit Form (optional)
Employee Information Form
I-9
Insider Trading Policy
W-4
Holiday Schedule
Payroll Schedule